Exhibit 10.2

LABORATORY CORPORATION OF AMERICA HOLDINGS

MASTER SENIOR EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

(Effective February 10, 2009)

PURPOSE

The purpose of this Laboratory Corporation of America Holdings Master Senior Executive Severance Change In Control Plan (the “Plan”) is to provide severance benefits for a select group of management employees in the event that there is a Change in Control of Laboratory Corporation of America Holdings (“LabCorp”). The Plan is not intended to duplicate severance benefits provided to certain employees who have entered into individual agreements relating to employment or the termination thereof or are receiving benefits under the Laboratory Corporation of America Holdings Amended and Restated Master Senior Executive Severance Plan

ARTICLE I

DEFINITIONS

When used in this Plan and initially capitalized, the following words and phrases shall have the following meanings unless the context clearly requires otherwise:

1.1       “Base Salary” shall mean, as to any Covered Employee for any period, his annual base salary rate, as of his Qualifying Termination, which is paid to him by the Company during his employment for such period, before reduction because of an election between benefits or cash provided under a plan of the Company maintained pursuant to Section 125 or 401(k) of the Internal Revenue Code of 1986, as amended, and before reduction for any other amounts contributed to any other employee benefit plan.

1.2       “Cause” shall mean, as to any Covered Employee, that such Covered Employee shall have committed prior to his termination of employment with the Company any of the following acts:

(a)       an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with his duties or in the course of his employment with the Company;

(b)	the conviction of or entering of a plea of nolo contendere to a felony;
(c)	alcohol intoxication on the job or current illegal drug use;
(d)	intentional wrongful damage to tangible assets of the Company;

(e)       intentional wrongful disclosure of material confidential information of the Company and/or materially breaching the noncompetition or confidentiality provisions of the Company’s Employment Agreement and Confidentiality Statement or any other noncompetition or confidentiality provisions covering the activities of such employee;

(f)        knowing and intentional breach of any employment policy of the Company; or

(g)       gross neglect or misconduct, disloyalty, dishonesty, or breach of trust in the performance of the Covered Employee’s duties that is not corrected to the Board’s satisfaction within 30 days of the Covered Employee receiving notice thereof.

1.3	“Change in Control” shall mean an event of a nature that:

(a)       any “person” (as the term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“the Exchange Act”)) who is not now presently but becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40percent or more of the Company’s outstanding securities except for any securities purchased by any tax-qualified employee benefit plan of the Company; or

(b)       individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (including any such directors whose election was so approved), or whose nomination for election by the Company’s stockholders was approved by the Incumbent Board (including such directors whose election was so approved), shall be for purposes of this clause (b), considered as though he or she were a member of the Incumbent Board; or

(c)       a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction occurs in which the Company is not the resulting entity.

1.4       1.4        “Company” shall mean Laboratory Corporation of America Holdings and any successor corporation.

1.5	“Covered Employee” shall mean an employee described in Article II of the Plan.

1.6       “Designated Group” shall mean any one of the groups of employees designated as such on Schedule 1 attached hereto.

1.7	“Effective Date” shall mean February 10, 2009.
1.8	“Employer” shall mean the Company.
1.9	“Good Reason” shall mean:

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(a)       a material reduction in the base salary or targeted bonus as a percent of a base salary without the consent of the employee;

(b)       relocation to an office location more than 75 miles from the employee’s current office without the consent of the employee; or

(c)       a material reduction in job responsibilities and duties or transfer to another job without the consent of the employee.

Notwithstanding the foregoing, “Good Reason” shall not include a reduction in base salary or target bonus of the Covered Employee where such reduction is pursuant to a Company-wide reduction of base salaries and/or target bonuses.

1.10     “Plan” shall mean the Laboratory Corporation of America Holdings Master Senior Executive Change in Control Severance Plan, as the same may hereafter be amended from time to time.

1.11	“Qualifying Termination” shall mean:

(a)       involuntary Termination without Cause within 36 months following a Change in Control; or

voluntary Termination with Good Reason within 36 months following a Change in Control; however, notwithstanding the foregoing, the voluntary Termination by the Covered Employee must occur within 90 days after the occurrence of the Good Reason and after the Company has received notice of the Good Reason event and failed to cure within 30 days after receiving such notice. Otherwise, such Termination shall be considered voluntary Termination without Good Reason and not a Qualifying Termination.

Notwithstanding the foregoing, “Qualifying Termination” shall not mean any Termination of an employee’s employment with the Company by reason of death, disability, or retirement of the employee.

1.12     “Severance Pay” shall mean the sum payable as set forth in Section 3.1 of the Plan.

1.13      “MIB Average Bonus” shall mean the total dollar amount of the last three MIB Bonuses paid to the Covered Employee divided by 3. If, however, the Covered Employee has received less than three MIB Bonuses during the term of the Covered Employee’s employment, then the MIB Average Bonus shall equal the total dollar amount of the MIB Bonuses paid to the Covered Employee divided by the number of MIB Bonuses received by the Covered Employee.

1.14     “MIB Bonus” shall mean the bonus paid to the Covered Employee under the Laboratory Corporation of America Holdings Management Incentive Bonus Plan.

1.15     “Term” shall mean the period commencing on the Effective Date and ending at the time determined in accordance with Section 7.2.

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1.16     “Termination” shall cover all terminations of employment referred to under this Plan and shall mean a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as amended.

ARTICLE II

COVERED EMPLOYEES

2.1       Status as a Covered Employee. Any management employee of the Company designated by the Board to participate in the Plan and who is at the time of a Qualifying Termination such a designated employee shall be eligible to receive the benefits described in the Plan. As of the Effective Date, those employees so designated by the Board are as set forth on the attached Schedule 1. No employee who is entitled to receive payments under (1) an individual agreement relating to benefits payable upon said employee’s termination of employment, or (2) the Amended and Restated Master Senior Executive Severance Plan, shall be a Covered Employee, even if his or her position is listed on Schedule 1.

ARTICLE III

SEVERANCE PAY

3.1       Amount of Severance. Subject to Sections 3.2 and 3.3, upon the occurrence of a Qualifying Termination and the execution by the employee of a Special Severance Agreement in substantially the form attached as Exhibit A (such agreement to be executed within 30 days of the Qualifying Termination or within 45 days of the Qualifying Termination if necessary to comply with the requirements of the Age Discrimination in Employment Act of 1967), which will contain, among other things, noncompetition, nonsolicitation, duty of loyalty, confidentiality, and release provisions that shall apply to each severance arrangement during, and in certain instances after, the time when any severance payments are being made to each employee, the Company shall pay Severance Pay to a Covered Employee in an amount equal to the mathematical product of multiplying the factor shown on Schedule 1 for the Designated Group to which the employee belongs at the time of termination, times the sum of the Covered Employee’s Base Salary plus MIB Average Bonus. Additionally, such Covered Employee shall be entitled, for up to six months following a Qualifying Termination, to reimbursement by the Company of the Applicable Premium for the continuation of those health benefits for which he or she qualified at the time of the Qualifying Termination, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), to the extent actually paid by the Covered Employee.

3.2	Effect on Other Benefit Programs.

(a)       The Severance Pay provided for hereunder is not intended to duplicate any payments to which a Covered Employee would otherwise be entitled under any individual agreement relating to employment (or the termination thereof) with the Company. Accordingly, no Severance Payment shall be payable under the Plan to any employee of the Company who is a party to such an agreement, unless such employee expressly waives his right to receive all payments and all other benefits thereunder and expressly elects to receive Severance Payments pursuant to this Plan in lieu of any

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payment and other consideration that would otherwise be provided to him pursuant to any such agreement.

(b)       By the acceptance of any Severance Pay under the Plan, a Covered Employee shall be deemed to waive, release, and forever discharge any and all claims to the payment of any severance benefit under any severance plan or program of the Company other than the Plan or Agreement.

3.3       Limitation on Amount of Severance Pay. Notwithstanding any other provision of this Plan, the total of the Severance Pay plus the Applicable Premiums to be paid to or on behalf of a Covered Employee shall not exceed three times the Covered Employee’s Annual Compensation during the year immediately preceding his termination of service. “Annual Compensation” means the total of all compensation, including wages, salary, and any other benefit of monetary value, whether paid in the form of cash or otherwise, that was paid as consideration for the employee’s service during the year or that would have been so paid at the employee’s usual rate of compensation if the employee had worked a full year.

3.4       No Duty to Mitigate. A Covered Employee shall not be required by reason of the Plan to mitigate damages or the amount of his Severance Pay under the Plan by seeking other employment or otherwise, nor shall the amount of such payments be reduced or adjusted by compensation earned by the Covered Employee as a result of employment after his Qualifying Termination.

ARTICLE IV

CESSATION OF BENEFITS

4.1       Reemployment With the Company. If an employee already has received benefits under the Plan, a Covered Employee who recommences employment with the Company shall not be entitled to any further benefits under the Plan.

4.2       Breach of the Special Severance Agreement. If an employee breaches any material term of the Special Severance Agreement, he or she shall be entitled to no further benefits under the Plan. For purposes of this section, any violation of the confidentiality, noncompetition, nonsolicitation, release, or duty of loyalty provisions shall be considered “material.”

ARTICLE V

DISTRIBUTION OF CASH PAYMENTS

5.1       Severance Pay. The Company shall pay the Covered Employee the amount to which he or she is entitled under Section 3.1 as follows: (a) 50 percent of the total Severance Pay due, less statutory deductions, shall be paid within 30 days following the execution of a Special Severance Agreement, but in no event shall be paid later than March 15 of the year following the year in which the Qualifying Termination occurred; and (b) the remaining 50 percent of Severance Pay, less statutory deductions, shall be paid within 30 days following the one-year anniversary of the execution of the Special Severance Agreement, but only if the employee has complied in all material respects with the terms and conditions of the Special Severance Agreement. Notwithstanding the foregoing, all payments due hereunder shall be completed

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within 24 months of the termination of the Covered Employee’s employment, but payments shall be due hereunder only if the employee has complied in all material respects with the terms and conditions of the Special Severance Agreement. Each payment specified under this Section 5.1 shall be deemed to be separate payments.

Notwithstanding any provisions of this Plan to the contrary, if the Covered Employee is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to procedures adopted by the Company) at the time of such Covered Employee’s Qualifying Termination and if any portion of the payments or benefits to be received by the Covered Employee upon a Qualifying Termination would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Covered Employee’s Qualifying Termination (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Plan (the “Delayed Benefits”) during the six-month period immediately following the Covered Employee’s Qualifying Termination (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh (7th) month following the date of the Covered Employee’s Qualifying Termination or (ii) the Covered Employee’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Covered Employee for the after-tax cost incurred by the Covered Employee in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).

With respect to any amount of expenses eligible for reimbursement under Section 3.1 and 5.1, such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Covered Employee but in no event later than December 31 of the year following the year in which the Covered Employee incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Covered Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

It is the intention of the parties that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the Company may amend this Plan with the goal of giving the Covered Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

For purposes of Section 409A of the Code, a Covered Employee’s right to receive any “installment” payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.

5.2       Gross-Up for Excise Tax. In the event that the Covered Employee becomes entitled to payment hereunder pursuant to Section 3.1, if such Covered Employee will be subject to excise tax (the “Excise Tax”) under Section 4999 of the Code, the Company shall pay to such Covered Employee as additional Severance Pay an amount (the “Gross-Up Payment”) which, after payment by such Covered Employee of all taxes (including any federal, state and local

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income tax and excise tax upon the payment provided for by this Section 5.2) allows the Covered Employee to retain an amount of the Gross-Up Payment equal to the Excise Tax. For purposes of determining whether a Covered Employee will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by such Covered Employee in connection with a Change in Control of the Company or the Covered Employee’s termination of employment (whether pursuant to the terms of any other plan, arrangement or agreement with the Company, any entity whose actions result in a Change in Control of the Company or any entity affiliated with the Company or such entity) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and reasonably acceptable to the Covered Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of payments treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of payments or benefits conferred on such Covered Employees by reason of the Change of Control or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i), above), and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Covered Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Covered Employee with respect to such excess) at the time that the amount of such excess finally is determined. The Covered Employee and the Company each shall reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence of liability for Excise Tax. The Gross-Up Payment shall be reduced by the amount of any other such gross-up payment made to the Covered Employee pursuant to a separate agreement or provision of any award which would be included in the calculation of “parachute payments” described above, to avoid the duplication of any gross-up payments. Any Gross-Up payment made by the Company shall be paid to the Covered Employee no later than the end of the Covered Employee’s taxable year following the Covered Employee’s taxable year in which he or she remits the taxes to the taxing authority.

ARTICLE VI

ADMINISTRATION OF PLAN

6.1       In General: Delegation. The Plan shall be administered by the Board. The Board shall have sole and absolute discretion to interpret where necessary all provisions of the Plan

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(including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to determine the rights and status under the Plan of employees or other persons, to resolve questions or disputes arising under the Plan, and to make any determinations with respect to the benefits payable hereunder and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Board is hereby granted the authority (i) to determine whether a particular termination of employment constitutes a “Qualifying Termination,” and (ii) to determine whether a particular employee is a “Covered Employee” under the Plan.

The Board may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval, and payment of Severance Pay to a named administrator or administrators. The Board’s determination of the rights of any employee hereunder shall be final and binding on all persons.

6.2       Regulations. The Board may promulgate any rules and regulations that it deems necessary to carry out the purposes of this Plan, or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation, or interpretation shall be contrary to the provisions of the Plan. The rules, regulations, and interpretations made by the Board, and any determination of entitlement to benefits hereunder, shall be final and binding on any employee or former employee of the Company.

6.3       Claims for Benefits and Review of Denials. A terminating Covered Employee will be considered for benefits under the Plan automatically. Any other employee of the Company who believes he is entitled to a benefit under the Plan may make a claim for such benefit by submitting a written statement to the Board of Directors setting forth the benefit to which the claimant deems himself entitled, and the factual basis for his claim.

The Board of Directors or its delegate (hereinafter “Board of Directors” for purposes of Section 6.3 only) will make a determination of whether an employee recognized by the Board of Directors as a Covered Employee is entitled to benefits under this Plan no later than the day prior to the date of such employee’s termination. The Board of Directors will act on any other application (including a claim of status as a Covered Employee made as part of a claim for benefits) or make any other determination it is requested to make under the Plan and will inform the employee of its decision within 30 days of the date the application or request is made, unless a longer time is required by special circumstances, in which event the claimant will be notified in writing of the special circumstances and of the expected decision date. The determination will be made no later than 90 days after the date the application or request is received. If the determination is a denial of a claim, the Board of Directors will notify the claimant in writing of the denial, setting forth the specific reasons for the denial and referring specifically to the Plan provisions on which the denial is based. The notice also will contain a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary. The notice will provide appropriate information to the claimant on steps to appeal the denial. The claimant will have 60 days from the date of the notice to request review of the decision by the Board of Directors and may review pertinent documents and submit any additional information along with the request for review that he or she deems pertinent. A decision on review will be made within 60 days of receipt of the request for review, except that the time for rendering the decision may be extended to 120 days when

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special circumstances make it necessary to do so, in which event the claimant will be notified in writing of the extension, informed of the special circumstances, and informed of an expected decision date. The decision on review, if it is a denial of the claim, will be in writing, will specify the provisions of the Plan on which it is based, and will set forth specific reasons for the denial.

ARTICLE VII

AMENDMENT OR TERMINATION OF PLAN

7.1       Right to Amend or Terminate. The Company reserves the right to alter, amend, or terminate the Plan at any time. Any change in the terms of the Plan (including termination of the Plan) that results from the exercise of the Company’s right to alter, amend, or terminate the Plan may be applicable to active and/or former employees, including employees who separated from service prior to the date on which the Company exercises its power to alter, amend, or terminate the Plan, provided, however, that no such change in the terms of the Plan will affect the amount of any benefit that was paid prior to the date on which such change is adopted, or any benefit promised in a Special Severance Agreement that was fully executed prior to the date on which such change is adopted. Only the Board of Directors may exercise the Company’s reserved rights under this paragraph. No officer, employee, or representative of the Company has the authority to promise or represent that anyone’s coverage and/or benefit under the Plan is or will be exempt from the Company’s reserved right to alter, amend, or terminate the Plan at any time, unless such promise or representation is in writing and signed by hand by the President of the Company. Notwithstanding the foregoing, the Plan and a Covered Employee’s participation in the Plan shall not be terminated for 36 months following a Change in Control.

7.2       Termination. This Plan shall continue in force until such time as the Board shall terminate the Plan. Notwithstanding the foregoing, the Plan and a Covered Employee’s participation in the Plan shall not be terminated for 36 months following a Change in Control.

ARTICLE VIII

METHOD OF FUNDING

8.1       Plan is Not Funded. The Company shall pay benefits under the Plan from current operating funds. No property of the Company is or shall be, by reason of this Plan, held in trust for any employee of the Company, nor shall any person have any interest in or any lien or prior claim upon any property of the Company by reason of this Plan or the Company’s obligations to make payments hereunder.

ARTICLE IX

MISCELLANEOUS

9.1       Limitation on Rights. Neither the establishment of the Plan nor participation herein shall give any employee the right to be retained in the service of the Company or any rights to any benefits whatsoever, except to the extent specifically set forth herein.

9.2       Headings. Headings of Articles and Sections in this instrument are for convenience only and do not constitute any party of the Plan.

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9.3       Gender and Number. Unless the context clearly indicates otherwise, the masculine gender when used in the Plan shall include the feminine, and the singular number shall include the plural and the plural number the singular.

9.4       Tax Withholding. The Company may withhold from any amounts payable under this Plan all federal, state, city, or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

Governing Law. The Plan shall be construed and governed in all respects in accordance with the internal substantive laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned authorized officer of the Company has executed this document on the 10th day of February, 2009.

LABORATORY CORPORATION OF AMERICA HOLDINGS

By: /s/ F. Samuel Eberts III

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Schedule 1 to

Amended and Restated Master Senior Executive Severance Plan

Designated Groups, Covered Employees,

and Benefit Levels

Designated Group	Covered Employees	Severance Benefit for Change In Control Event as a Multiple of Base Salary Plus MIB Average Bonus
President	President	3X
Executive Vice Presidents	All Executive Vice Presidents	2X
Senior Vice Presidents	All Senior Vice Presidents	1X